SECOND AMENDMENT TO
SALARY CONTINUATION AGREEMENT

THIS SECOND AMENDMENT TO SALARY CONTINUATION AGREEMENT (“Second Amendment”) is made and entered into as of the 1st day of February, 2011, by and between INTERFACE, INC. (the “Company”) and RAY C. ANDERSON (“Employee”).

W I T N E S S E T H :

WHEREAS, the Company and Employee are parties to that certain Salary Continuation Agreement dated as of October 1, 2002 (the “Agreement”);

WHEREAS, the parties previously amended the Agreement by Amendment dated as of September 29, 2006; and

WHEREAS, the parties now desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

1.           All capitalized terms used in this Second Amendment, unless otherwise defined herein, shall have the same meanings ascribed to such terms in the Agreement.

2.           The Agreement is hereby amended by adding a new section at the end thereof, designated Section 14, to read as follows:

14.           Supplemental Death Benefit.  In addition to any benefits otherwise provided under the terms of the Agreement, upon the death of Employee, whether or not Employee remained actively employed by the Company until the time of his death, the Company shall pay to the person(s) or entity(ies) designated by Employee (pursuant to Section 14(c) hereof) an uninsured supplemental death benefit, as described below.

a.           Amount of Supplemental Death Benefit.  Employee’s supplemental death benefit shall be a single-sum amount equal to $886,102.

b.           Form and Time of Payment.  This supplemental death benefit shall be paid by the Company in the form of a single lump-sum cash payment, less any applicable or required withholdings, on the sixtieth (60th) day following Employee’s death.

c.           Supplemental Death Benefit Payee.  Employee’s supplemental death benefit shall be paid to the payee(s) designated by Employee.  Employee may designate one or more persons or entities as the designated payee(s) of this supplemental death benefit, and may change such designation from time to time, in such form and manner as the Company may prescribe.  In the event that Employee dies without having designated a payee of this supplemental death benefit, or if the payee (or payees) designated by Employee is not surviving or cannot be located, or if an entity (or entities) designated by Employee as payee(s) is not in existence when payment is to be made under this Section 14, this supplemental death benefit shall be paid to Employee’s estate.  Notwithstanding anything to the contrary in this Agreement, the payee(s) of the supplemental death benefit described in this Section 14 shall be determined exclusively under the terms of this Section 14(c); terms relating to designation of any Beneficiary otherwise applicable under the Agreement (including, without limitation, the terms of Section 6(a) and Schedule B) shall be inapplicable with respect to the benefit described in this Section 14.

2.           Except as expressly modified herein, the Agreement (as previously amended) shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Employee has executed this Second Amendment, and the Company has caused this Second Amendment to be executed by a duly authorized representative, as of the date first set forth above.

INTERFACE, INC.

By:   /s/ Daniel T. Hendrix
                          Daniel T. Hendrix, President and
                               Chief Executive Officer

EMPLOYEE

/s/ Ray C. Anderson
Ray C. Anderson